Exhibit 99.3

STOCK TRANSFER AGREEMENT

THIS STOCK TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of January 23, 2024, by and between Idealab Holdings, LLC (“ILH”) and Cambridge Equities, LP (“CELP”).

Each of ILH and CELP may individually be referred to as a “Party” and collectively, as the “Parties”.

RECITALS

A.	ILH holds 442,298 shares (the “HLGN Shares”) of the Common Stock of Heliogen, Inc., a Delaware corporation (“HLGN”).

B.	CELP holds 1,047,578 shares (the “CCI Shares” and together with the HLGN Shares, the “Exchange Shares”) of the Series Seed 4 Preferred Stock of Carbon Capture, Inc. (“CCI”).

C.	ILH desires to purchase the CCI Shares from CELP, and CELP desires to purchase the HLGN shares from ILH via exchange of securities.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereafter set forth, the Parties agree to the following:

1. Transfer and Price. Subject to the terms and conditions hereof, ILH will transfer and sell to CELP, and CELP will purchase from ILH, the HLGN Shares (the “HLGN Share Purchase”) at Fair Market Value, as defined below, and in full and fair consideration therefor, CELP will transfer and sell to ILH, and ILH will purchase from CELP, the CCI Shares (the “CCI Share Purchase”, and collectively the “Share Purchases”), effective as of the Closing (as defined below). Fair Market Value means the OTCQX volume weighted average closing price of the HLGN Common Stock, as reported by OTC Markets Group Inc. at www.otcmarkets.com, during the ten (10) trading day period ending on the trading day prior to the Closing and without any payment of a cash purchase price.

2. The Closing. The closing of the Share Purchases (the “Closing”) shall be effective upon completion of items 2(a) – 2(d) hereunder:

(a)	ILH’s delivery of its signatures to this Agreement;

(b)	CELP’s delivery of its signatures to this Agreement;

(c)

CELP’s delivery of the executed Assignment Separate from Electronic Certificate per the attached Exhibit A, with confirmation from CCI that the CCI Shares have been registered in the name of ILH, as evidenced by notice of electronic share issuance from eShares, Inc. d/b/a Carta, Inc.;

(d)

ILH’s delivery of an executed Letter of Authorization of Stock Transfer materially in the form of the attached Exhibit B together with confirmation from ILH’s broker that the HLGN shares have been transferred via the Depository Trust & Clearing Corporation system.

3. Legends. ILH understands that the CCI Shares, and any securities issued in respect of or exchanged for the CCI Shares, may be notated with one or all of the following legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE ISSUER), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

4. Representations and Warranties of ILH as Purchaser of the CCI Shares. In connection with the proposed purchase of the CCI Shares, ILH hereby agrees, represents and warrants as follows.

(a) ILH is purchasing the CCI Shares solely for its own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Act”). ILH further represents that it does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the CCI Shares or any portion thereof; and that the entire legal and beneficial interest of the CCI Shares will be held for the account of ILH only and neither in whole nor in part for any other party.

(b) ILH understands that the CCI Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, ILH must hold the CCI Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. ILH further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the CCI Shares, and on requirements relating to CCI which are outside of ILH’s control, and which CCI is under no obligation and may not be able to satisfy.

(c) ILH understands that no public market now exists for the CCI Shares, and that CCI and CELP have not made assurances that a public market will ever exist for the CCI Shares.

(d) ILH is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. ILH is an experienced investor in securities of development stage companies and realizes that the purchase of the CCI Shares will be a highly speculative investment and has such knowledge and experience in financial or business matters to evaluate the merits and risks of its purchase of the CCI Shares.

5. Representations and Warranties of ILH as Seller of the HLGN Shares. In connection with the transfer of the HLGN Shares to CELP, ILH represents the following to CELP:

(a) Ownership. ILH is the sole record holder and beneficial owner of the HLGN Shares and the HLGN Shares are free and clear of any liens, encumbrances, claims, charges, demands, mortgages, pledges, and other security interests of any kind, other than restrictions on transfer under applicable state and federal laws and restrictions (collectively “Liens”). ILH further represents (i) that ILH has good, valid and marketable title to the HLGN Shares and the right and authority to transfer and sell the HLGN Shares to CELP pursuant to this Agreement and without any third party consent and upon the consummation of the transaction contemplated by this Agreement, CELP will acquire good and valid title to the HLGN Shares, free and clear of all Liens; and (ii) that there are no suits, proceedings, or investigations pending or, to ILH’s knowledge, currently threatened against ILH in connection with ILH’s ownership of the HLGN Shares, nor is ILH aware of any facts that might result in any such action, suit, proceeding or investigation. All of the HLGN Shares are free and clear of restrictions on or conditions to transfer or assignment, as well as any claims, liabilities, pledges, mortgages, restrictions or encumbrances of any kind, direct or indirect, affecting the HLGN Shares.

(b) Knowledgeable Investor. ILH: (i) is an experienced investor knowledgeable about HLGN’s industry and its business affairs, financial condition and prospects, (ii) has had sufficient access to and the opportunity to ask questions of and receive answers from the HLGN’s management regarding HLGN, its business and its prospects and the HLGN Shares, (iii) has acquired sufficient information about the HLGN to reach an informed and knowledgeable decision, (iv) will forego any subsequent economic rights to the HLGN Shares and that such rights may be substantial, (v) has reviewed this Agreement with its own legal counsel and has received all of the information that ILH considers necessary or appropriate for deciding whether to sell and transfer the HLGN Shares, and (vi) on behalf of its agents, representatives, attorneys, assigns, heirs, executors and administrators, as applicable, hereby fully, finally and forever waives all rights to any claims against CELP and its directors, officers, employees, members, partners and stockholders relating to the transaction contemplated by this Agreement other than for material misstatements or fraud by CELP.

(c) Authorization. ILH has the right and all necessary power and authority to execute this Agreement and perform ILH’s obligations to sell, transfer and deliver the HLGN Shares being transferred and sold hereunder to CELP pursuant to this Agreement and all agreements, instruments and documents contemplated hereby and, this Agreement constitutes a valid and binding obligation of ILH.

(d) No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any provision of any instrument, judgment, order, writ, decree or contract or an event which results in the creation of any Liens upon the HLGN Shares.

(e) Validity. This Agreement, when executed and delivered by ILH, will constitute the valid and legally binding obligation of ILH, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(f) No Broker-Dealer. ILH has not effected the sale and transfer of the Exchange Shares by or through a broker-dealer in any public offering.

6. Representations and Warranties of CELP as Seller of the CCI Shares. In connection with the transfer of the CCI Shares to ILH, CELP represents the following to ILH:

(a) Ownership. CELP is the sole record holder and beneficial owner of the CCI Shares and the CCI Shares are free and clear of any Liens. CELP further represents (i) that CELP has good, valid and marketable title to the CCI Shares and the right and authority to transfer and sell the CCI Shares to ILH pursuant to this Agreement and without any third party consent and upon the consummation of the transaction contemplated by this Agreement, ILH will acquire good and valid title to the CCI Shares, free and clear of all Liens and (ii) that there are no suits, proceedings, or investigations pending or, to CELP’s knowledge, currently threatened against CELP in connection with CELPs ownership of the CCI Shares, nor is CELP aware of any facts that might result in any such action, suit, proceeding or investigation. All of the CCI Shares are free and clear of restrictions on or conditions to transfer or assignment, as well as any claims, liabilities, pledges, mortgages, restrictions or encumbrances of any kind, direct or indirect, affecting the CCI Shares.

(b) Knowledgeable Investor. CELP: (i) is an experienced investor knowledgeable about CCI’s industry and its business affairs, financial condition and prospects, (ii) has had sufficient access to and the opportunity to ask questions of and receive answers from CCI’S management regarding CCI, its business and its prospects and the CCI Shares, (iii) has acquired sufficient information about CCI to reach an informed and knowledgeable decision, (iv) will forego any subsequent economic rights to the CCI Shares and that such rights may be substantial, (v) has reviewed this Agreement with its own legal counsel and has received all of the information that CCI considers necessary or appropriate for deciding whether to sell and transfer the CCI Shares, and (vi) on behalf of its agents, representatives, attorneys, assigns, heirs, executors and administrators, as applicable, hereby fully, finally and forever waives all rights to any claims against CCI and its directors, officers, employees, members, partners and stockholders relating to the transaction contemplated by this Agreement other than for material misstatements or fraud by ILH.

(c) Authorization. CELP has the right and all necessary power and authority to execute this Agreement and perform CELP’s obligations to sell, transfer and deliver the CCI Shares being transferred and sold hereunder to ILH pursuant to this Agreement and all agreements, instruments and documents contemplated hereby and, this Agreement constitutes a valid and binding obligation of CELP.

(d) No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any provision of any instrument, judgment, order, writ, decree or contract or an event which results in the creation of any Liens upon the CCI Shares.

(e) Validity. This Agreement, when executed and delivered by CELP, will constitute the valid and legally binding obligation of CELP, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

(f) No Broker-Dealer. CELP has not effected the sale and transfer of the Exchange Shares by or through a broker-dealer in any public offering.

7. Informed Decision; Investigation; Future Gains; Tax Consequences; Etc.

(a) Each of ILH and CELP has entered into this Agreement based on its knowledge, investigation and analysis. Each of the Parties acknowledges that the Share Purchases were negotiated at arm’s-length and that the Share Purchases may have future value greater or lesser than the amount paid for the Share Purchases under this Agreement. Each of the Parties understands that CCI’s and HLGN’s plans for the future, respectively, if successful, may result in the Share Purchases becoming significantly more or less valuable. Each of the Parties acknowledges and understands that the each of CCI and HLGN may pursue liquidity events. Nevertheless, ILH and CELP are selling the Exchanged Shares of their own free will, and ILH and CELP are purchasing the Exchanged Shares of their own free will. Neither CCI or HLGN nor any of their respective agents has made any representation to the Parties about the advisability of this decision or the potential future value of the Exchanged Shares. Each of the Parties has the capacity to protect its own interests in connection with the sale of the Share Purchases and the transactions contemplated by this Agreement by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with, and who are not compensated by the CCI or HLGN. Each of the Parties agrees that neither the other Party nor any of their respective affiliated parties are under any obligation to disclose to such Party any information or opinion they may have about the potential future value of CCI’s or HLGN’s capital stock, even if such information is material, and each of the Parties has determined to enter into this Agreement notwithstanding such lack of information. Each of the Parties hereby acknowledges that any future sale of shares of CCI’s or HLGN’s capital stock could be at a premium or a discount to the current Fair Market Value, and such sale could occur at any time or not at all. Each of the Parties hereby acknowledges that it has not relied on any representation or statement of the other Party, other than those set forth in this Agreement, in making its investment decision to enter into this Agreement.

(b) Each of the Parties further acknowledges that it has received all information it has deemed appropriate or necessary to enable such Party to evaluate its decision to enter into this Agreement. Without limiting the foregoing, each of the Parties expressly acknowledges that as of immediately prior to the consummation of the Share Purchases contemplated hereunder, (i) the Parties may have access to certain non-public and confidential information with respect to the Exchange Shares that is not known to the other Party and that may be material to a Party’s decision to deliver the Exchange Shares, including information that may be indicative of a value of the Exchange Shares (“Non-Public Information”), (ii) each Party is an experienced and sophisticated investor and understands the potential disadvantage to which it is subject on account of the disparity of access to Non-Public Information between the Parties, (iii) the Parties waive all warranties (express or implied) arising by law, equity or otherwise with respect to a Party’s inability to review any such Non-Public Information, expressly mutually release the other Party from any and all liabilities arising from a Party’s inability to review any such Non-Public Information, and agrees to make no claim against any such Person with respect a Party’s inability to review any such Non-Public Information, excluding any claim in respect of a breach by a Party of any representation, warranty or agreement of expressly set forth in this Agreement.

8. Further Instruments. The Parties agree to execute such further instruments and to take such further action as directed by HLGN or CCI as may reasonably be necessary to carry out the intent of this Agreement.

9. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the Party to be notified at such Party’s address as set forth on the signature page, as subsequently modified by written notice.

10. Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Parties, their, executors, administrators, successors and assigns.

11. Entire Agreement; Amendments. This Agreement, together with the exhibits hereto, shall be construed under the laws of the State of California (as it applies to agreements between California residents, entered into and to be performed entirely within California), and constitutes the entire agreement of the Parties with respect to the subject matter hereof, superseding all prior written or oral agreements, and no amendment or addition hereto shall be deemed effective as against a Party hereto unless agreed to in writing by such Party.

12. Right to Specific Performance. Each Party agrees that the other Party shall be entitled to a decree of specific performance of the terms hereof or an injunction restraining violation of this Agreement, said right to be in addition to any other remedies available to such Party.

13. Separability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

14. Representation by Counsel. Each Party has either consulted with its own legal counsel and other advisors and representatives regarding the transactions contemplated by this Agreement or, having had the opportunity to consult with such persons regarding such transactions, have chosen not to do so of their own volition.

15. Counterparts. This Agreement may be executed in counterparts, each of which will be an original and all of which together will constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first written above.

CAMBRIDGE EQUITIES, L.P.	IDEALAB HOLDINGS, LLC

/s/ Charles N Kenworthy	/s/ Marcia Goodstein
Name: Charles N Kenworthy Title: Manager 450 Duley Road El Segundo, CA 90245	Name: Marcia Goodstein Title: Chief Executive Officer 130 West Union Street Pasadena, CA 91103

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EXHIBIT A

ASSIGNMENT SEPARATE FROM ELECTRONIC CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Stock Transfer Agreement (the ”Agreement”) dated January 23, 2024 by and between Idealab Holdings, LLC (“ILH”) and Cambridge Equities, LP (“CELP”), CELP hereby sells, assigns and transfers unto ILH the 1,047,578 shares of Series Seed 4 Preferred Stock of Carbon Capture, Inc. (“Company”) titled in CELP’s name on the Company’s books and represented by Certificate Number SSP4-8 , and hereby irrevocably constitutes and appoints the Company as transfer agent with the authority to transfer said stock on the books of the Company with full power of substitution in the premises.

Dated: January 23, 2024

CAMBRIDGE EQUITIES, L.P.

Name: Charles N Kenworthy
Title: Manager

IDEALAB HOLDINGS, LLC

Name: Marcia Goodstein
Title:	Chief Executive Officer

Acknowledged:

COMPANY:

CARBON CAPTURE, INC.

By: __________________________________
Name: Adrian Corless
Title: Chief Executive Officer

EXHIBIT B

FORM OF LETTER OF AUTHORIZATION OF STOCK TRANSFER

AUTHORIZATION LETTER- STREET

DTC ELGIBLE SECURITIES

Mr. Mark G. Mathews |

Alex. Brown Venture Capital Services Group

101 California Street, Suite 4500

San Francisco, CA 94111

Dear Mr. Mathews,

Please use this letter as authorization to transfer the 442,298 Common shares of Heliogen Incorporated, CUSIP number: 42329E204, held in street name in Idealab Holdings, LLC account # 262KV265 to the following transferee:

Transferee:	Cambridge Equities, LP
Name of Institution:	Merrill Lynch
DTC Number:	[__________]
Account Number:	[__________]
For Further Credit (if applicable)	Cambridge Equities, LP
Contact Name:	[__________]
Contact Number:	[__________]
Contact e-Mail:	[__________]

Dated: January 23, 2024

IDEALAB HOLDINGS, LLC

By: ______________________________
Name: Marcia Goodstein
Title: Chief Executive Officer